UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 9, 2009

Cornerstone Therapeutics Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50767	04-3523569
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1255 Crescent Green Drive, Suite 250, Cary, North Carolina		27518
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-678-6611

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 9, 2009, Cornerstone BioPharma, Inc. (the "Company"), a wholly owned subsidiary of Cornerstone Therapeutics, Inc. ("Cornerstone"), completed the previously announced acquisition from Oscient Pharmaceuticals Corporation ("Oscient") of the commercial rights to the antibiotic Factive® (gemifloxacin mesylate) in North America and certain countries in Europe, certain inventory and related assets. The United States Bankruptcy Court for the District of Massachusetts had approved the transaction on September 4, 2009.

In connection with the closing of the transaction, Oscient assigned to the Company the License and Option Agreement with LG Life Sciences, Ltd. related to Factive (as amended, the "Agreement"). The Agreement provides the Company with rights to commercialize gemifloxacin in North America, France, Germany, the United Kingdom, Luxembourg, Ireland, Italy, Spain, Portugal, Belgium, the Netherlands, Austria, Greece, Sweden, Denmark, Finland, Norway, Iceland, Switzerland, Andorra, Monaco, San Marino, Vatican City, Poland, Czech Republic, Slovakia, Slovenia, Hungary, Estonia, Latvia, Lithuania, Liechtenstein, Malta, Cyprus, Romania, Bulgaria, Croatia, Serbia and Montenegro, Bosnia and Herzegovina, Albania and the Former Yugoslav Republic of Macedonia.

The term of the Agreement will expire upon the termination or expiration in all of the countries covered by the license of the Company’s obligation to pay royalties on sales of Factive. The Company has the unilateral right at any time with 30 days’ prior notice to abandon its rights and obligations with respect to any country covered by the Agreement, or to terminate the Agreement in its entirety. In addition, either party may terminate the Agreement if the other party challenges the validity and/or enforceability of any of the party’s patent rights granted to the other party under the Agreement. The Agreement also provides certain termination rights to a party in connection with a material breach of the Agreement by the other party.

Under the terms of the Agreement, LG Life Sciences has agreed to supply and the Company is obligated to purchase from LG Life Sciences all of the Company’s anticipated commercial requirements for the Factive active pharmaceutical ingredient ("API"). LG Life Sciences currently supplies the Factive API from its manufacturing facility in South Korea.

Under the Agreement, the Company is responsible, at its expense and through consultation with LG Life Sciences, for the clinical and commercial development of gemifloxacin in the countries covered by the license, including the conduct of clinical trials, the filing of drug approval applications with applicable regulatory authorities in the Company’s territory and the marketing, distribution and sale of gemifloxacin in the Company’s territory.

The Company is obligated to pay a royalty on sales of Factive in North America and the territories covered by the license in Europe. These royalty obligations expire with respect to each country covered by the Agreement on the later of (i) the expiration of the patents covering Factive in such country or (ii) the expiration of data exclusivity in Mexico, Canada or the European Union respectively, or 2014 in the U.S.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cornerstone Therapeutics Inc.

September 15, 2009	By:	/s/ David Price

Name: David Price
Title: Executive Vice President, Finance and Chief Financial Officer